Exhibit 10.21

PROMISSORY NOTE

U.S. $35,000,000.00	Effective as of September 10, 2014

I.	COVENANT TO PAY.

1.1Promise to Pay. FOR VALUE RECEIVED, BOP FIGAT7TH LLC, a Delaware limited liability company (herein called "Borrower", whether one or more), jointly and severally promise to pay to the order of COMPASS BANK, an Alabama banking corporation [herein, together with all subsequent holders of this Promissory Note ("Note"), called "Lender"], at the principal office of Administrative Agent at 8080 North Central Expressway, Suite 310, Dallas, Texas 75206, Attention: Institutional Real Estate Lending Department, on or before the Maturity Date, as hereinafter provided, the principal sum of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00), or so much thereof as may actually be advanced for the benefit of Borrower by Lender under and pursuant to the Loan Agreement, together with interest on the unpaid principal balance from time to time outstanding at the lesser of (x) the Maximum Lawful Rate and (y) the rate herein specified and otherwise in strict accordance with the terms and provisions hereof.

II.	INTEREST RATE COMPUTATION.

2.1    Interest Rate. Pursuant to the terms of this Note, the indebtedness evidenced hereby may collectively consist of either zero (0) or one (1) Bank Rate Tranche and any of zero (0), one (1), two (2), three (3), four (4) or five (5) LIBOR Rate Tranches. Interest on the principal balance of this Note outstanding from time to time shall accrue at either the Applicable Bank Rate or Applicable LIBOR Rate, as specified in Sections 2.6 and 2.7 hereof; provided, however, under no circumstances shall any Tranche at any point in time accrue interest at a rate in excess of the Maximum Lawful Rate.

2.2    Default Rate. Upon the occurrence and during the continuation of any Event of Default, at the option of Administrative Agent, on behalf of Lender, the principal balance of this Note then outstanding shall bear interest for the period beginning with the date of occurrence of such Event of Default at the Default Rate.

2.3    Definitions. As used in this Note and the Loan Documents, the following terms shall have the respective meanings indicated below:
Adjusted LIBOR Rate: On the applicable Effective LIBOR Date of a LIBOR Rate Tranche, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) determined by Administrative Agent, on behalf of Lender, to be equal to the quotient of (a) the LIBOR Rate for such LIBOR Rate Tranche divided by (b) one minus the Reserve Requirement on the applicable Effective LIBOR Date.
Administrative Agent: COMPASS BANK, an Alabama banking corporation whose mailing address for notice hereunder is 8080 North Central Expressway, Suite 310, Dallas, Texas 75206, Attention: Institutional Real Estate Lending Department, its successors and assigns, as Administrative Agent.
Advances: Advances made by Administrative Agent, on behalf of Lender, to Borrower pursuant to the Loan Documents including, without limitation, Article III of the Loan Agreement.
Amortization Rate: Six percent (6.00%) per annum.
Amortization Term: A twenty-five (25) year amortization term commencing as of the Original Maturity Date.

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Applicable Bank Rate: The rate of interest equal to the sum of the Bank Rate from time to time in effect plus one and one-quarter percent (1.25%) (i.e., plus one hundred twenty-five basis points). Fluctuations in the Applicable Bank Rate shall become effective immediately, without necessity for any notice whatsoever.
Applicable LIBOR Rate: The rate of interest equal to the sum of the Adjusted LIBOR Rate in effect for the subject Interest Period plus two and one-quarter percent (2.25%) (i.e., plus two hundred twenty-five basis points).
Bank Rate: The Prime Rate as published in The Wall Street Journal's "Money Rates" table. In the event that the Prime Rate is no longer published in the "Money Rates" table, then Administrative Agent, on behalf of Lender, shall reasonably choose a substitute for the determination of Bank Rate which is based upon comparable information. Borrower acknowledges that Lender may lend to others at rates at or greater or less than the Bank Rate or the rate provided for in this Note.
Bank Rate Tranche: That portion of the indebtedness evidenced hereby which, at a particular point in time, bears interest at the Applicable Bank Rate.
Business Day: Any day on which commercial banks are not authorized or required to close in Dallas, Dallas County, Texas, Los Angeles, California or New York, New York, provided that in connection with any LIBOR Rate Tranche, the term Business Day shall exclude any day on which commercial banks are not open for dealings in United States Dollar deposits in London, England.
Charges: All fees and charges, if any, contracted for, charged, received, taken or reserved by Administrative Agent or Lender in connection with the transactions relating to this Note and the indebtedness evidenced hereby or by the Loan Documents which are treated as interest under applicable law.
Commitment: As defined in the Loan Agreement.
Default Rate: The lesser of (a) the Maximum Lawful Rate and (b) the sum of the Applicable LIBOR Rate in effect from day to day plus five percent (5.0%).
Effective LIBOR Date: The first day of the Interest Period applicable to a LIBOR Rate Tranche.
Event of Default: As defined in the Loan Agreement.
Extension Option: As defined in the Loan Agreement.
Extension Period: Collectively means the First Extension Period or the Second Extension Period, as the case may be.
First Extension Period: A period of twelve (12) months, commencing on the first day after the Original Maturity Date.
Interest Period: The period of time commencing on the Effective LIBOR Date of any LIBOR Rate Tranche and ending on the numerically corresponding day in the first, second or third calendar month thereafter (as designated by written notice by Borrower to Administrative Agent, on behalf of Lender, given consistent with the requirements of Section 2.6 or Section 2.7 of this Note). With respect to any Interest Period which commences on the last Business Day of a particular calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month. Any Interest Period which would otherwise extend beyond the Maturity Date shall expire as of the Maturity Date.
Interest Rate Option Selection: As defined in the Loan Agreement.
Interest Rate Protection Agreement (Compass): As defined in the Loan Agreement.

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LIBOR Rate: The rate per annum quoted by Reuter's Monitor Money Rates Service at approximately 11:00 a.m. London time (or as soon thereafter as practical), two (2) Business Days prior to the Interest Period for the offering to leading banks in the London interbank market of United States Dollar deposits in immediately available funds having a term comparable to the subject Interest Period and being in an amount approximating the designated LIBOR Rate Tranche or, in the event no such quotations are available for such date, then as published in the day most immediately preceding such date. In the event the Reuter's Monitor Money Rates Service ceases to be available to Administrative Agent, on behalf of Lender, for any reason or ceases to provide London Interbank Offered Rate for the applicable Interest Period in an amount approximating the designated LIBOR Rate Tranche, then the LIBOR Rate shall mean the London Interbank Offered Rate for the applicable period and amount published in The Wall Street Journal on the first (1st) Business Day prior to the commencement of the subject Interest Period or, in the event no such quotations are available for such date, then as published in the day most immediately preceding such date.
LIBOR Rate Tranche: Any portion of the indebtedness evidenced hereby which, at a particular point in time, bears interest at a common Applicable LIBOR Rate.
Lien Instrument: That certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by Borrower in favor of Administrative Agent, on behalf of Lender, covering certain real and personal property as more particularly described therein.
Loan Agreement: That certain Loan Agreement dated effective as of the date hereof, by and among Borrower, Administrative Agent and certain financial institutions (including Lender) from time to time a party thereto, relative to the indebtedness evidenced by this Note and related obligations.
Loan Documents: Collectively this Note, the Loan Agreement, the Lien Instrument, the Interest Rate Protection Agreement (Compass), if any and all other documents evidencing, securing or pertaining to the transaction in which the indebtedness evidenced hereby was incurred.
Maturity Date: The Original Maturity Date; subject, however, to (a) the Extension Option, and (b) the right of acceleration as herein provided and as provided in the Loan Documents.
Maximum Lawful Rate: The maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the loan evidenced by this Note and the Loan Documents.
Original Maturity Date: September 10, 2017.
Outstanding Principal Balance: The amount of principal then advanced and outstanding and payable from Borrower to Lender in accordance with this Note.
Payment Date: The tenth (10th) day of each calendar month.
Principal Reduction Amount: FIFTY-THREE THOUSAND FIVE HUNDRED EIGHTEEN AND 89/100 Dollars ($53,518.89), being that amount equal to one-twenty-fourth (1/24th) of the aggregate principal which would be due over twenty-four (24) months on a regularly amortized note assuming (a) a principal balance equal to $35,000,000.00, being the estimate of the sum of (1) the Outstanding Principal Balance, as of the Original Maturity Date, and (2) the amount of any Advances that Borrower may request in accordance with the terms and conditions of this Note and the Loan Agreement, except to the extent that Borrower has waived or is no longer entitled to exercise its right to receive such Advances, all as of the Original Maturity Date, (b) the Amortization Term and (c) an interest rate per annum equal to the Amortization Rate. For avoidance of doubt, this amount shall only include the principal portion of such amortization payment and shall not include the portion of such payment attributable to interest. In the event that the calculation of actual amount of subdefinition (a) of this definition, as of the Original Maturity Date, is not equal to the

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estimate of $35,000,000.00, then Lender shall recalculate the Principal Reduction Amount, as of the Amortization Date in accordance with this definition.
Regulation D: Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
Regulatory Change: Any change after the date hereof in federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
Reserve Requirement: On any day, that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender, including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D with respect to "Eurocurrency Liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency Liabilities or Eurocurrency funding (or other category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Rate Tranche is determined or any category of extensions of credit which includes loans by a non‑United States office of Lender to United States residents).
Second Extension Period: A period of twelve (12) months commencing on the first day after the expiration of the First Extension Period.
Tranche: Either a Bank Rate Tranche or a LIBOR Rate Tranche.
Any capitalized term used in this Note and not otherwise defined herein shall have the meaning ascribed to each such term in the Loan Agreement. All terms used herein, whether or not defined in this Section 2.3, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

2.4    Interest Limitation Recoupment. Notwithstanding anything in this Note to the contrary, if at any time (a) interest at the Applicable Bank Rate or the Applicable LIBOR Rate, (b) interest at the Default Rate, if applicable, and (c) the Charges computed over the full term of this Note, exceed the Maximum Lawful Rate, then the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Lawful Rate; provided, however, that any subsequent reduction in the Applicable Bank Rate, the Applicable LIBOR Rate and/or the Default Rate (as appropriate) shall not cause a reduction of the rate of interest payable hereunder below the Maximum Lawful Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Bank Rate, Applicable LIBOR Rate and/or the Default Rate (as appropriate) if such interest rate had at all times been in effect.

2.5    Computation Period. Except for the computation of the Maximum Lawful Rate which shall be undertaken on the basis of a 365 or 366‑day year, as the case may be, interest on the indebtedness evidenced by this Note shall be computed on the basis of a 360‑day year and shall accrue on the actual number of days any principal balance hereof is outstanding.

2.6    Initial Rate Options. Borrower shall deliver to Administrative Agent, on behalf of Lender, concurrently with the execution of this Note, an Interest Rate Option Selection to have the initial Advance bear interest from and after the date hereof at either (a) the Applicable Bank Rate or (b) the Applicable LIBOR Rate. To the extent Borrower should elect that the initial Advance bear interest at the Applicable LIBOR Rate, Borrower shall further designate a duration for the Interest Period for such Advance (i.e., one, two or three months). In the event Borrower fails to timely deliver notice to Administrative Agent, on behalf of Lender, pursuant to this Section 2.6, then the initial Advance of this Note shall bear interest at the one-month LIBOR Rate until the date specified in any proper written notice received by Administrative Agent, on behalf of Lender, from Borrower specifying that Borrower elects to redesignate the Applicable LIBOR Rate pursuant to Section 2.7 hereof.

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2.7    Subsequent Rate Options. Borrower shall have the option from time to time during the term of this Note to designate and redesignate whether all or certain portions of the Outstanding Principal Balance shall bear interest at the Applicable Bank Rate or the Applicable LIBOR Rate, subject to the terms, conditions and requirements described below:

(a)Redesignation of Rate as to Existing Indebtedness. Borrower shall be entitled to redesignate then existing Tranches of the indebtedness evidenced hereby as follows:

(1)Redesignating a LIBOR Rate Tranche. With respect to a LIBOR Rate Tranche, no later than two (2) Business Days prior to the expiration of the then current Interest Period, Borrower shall, by an Interest Rate Option Selection to Administrative Agent, on behalf of Lender, elect to either (i) continue to have such Tranche bear interest at the Applicable LIBOR Rate, or (ii) redesignate such Tranche to bear interest after the expiration of the then current Interest Period at the Applicable Bank Rate. To the extent Borrower should elect to continue such LIBOR Rate Tranche at the Applicable LIBOR Rate, such Interest Rate Option Selection shall not be effective unless it also designates the duration of the immediately succeeding Interest Period (i.e., one, two or three months). To the extent Borrower should fail to timely provide an Interest Rate Option Selection pursuant to this Subparagraph 2.7(a)(1), then Borrower shall be deemed to have elected to redesignate the subject Tranche so as to bear interest at the one-month LIBOR Rate. Any LIBOR Rate Tranche may only be redesignated effective upon the expiration of the then current Interest Period.

(2)Redesignating a Bank Rate Tranche. With respect to the Bank Rate Tranche, as such may exist from time to time, Borrower shall be entitled to elect at any time to redesignate all or any portion of such Bank Rate Tranche so as to bear interest at the Applicable LIBOR Rate by giving an Interest Rate Option Selection to Administrative Agent, on behalf of Lender, no later than two (2) Business Days prior to the date Borrower desires such election to take effect specifying (i) Borrower's election that all or a designated portion (i.e., a dollar amount) of the Bank Rate Tranche be redesignated as a LIBOR Rate Tranche, (ii) the duration of the immediately succeeding Interest Period for such LIBOR Rate Tranche (i.e., one, two or three months), and (iii) the Effective LIBOR Date for such LIBOR Rate Tranche (which date shall be a Business Day and shall not be sooner than two (2) Business Days after receipt by Administrative Agent, on behalf of Lender, of such notice).

(b)Conditions and Requirements. Borrower's right to designate, redesignate and continue any Tranche as a LIBOR Rate Tranche is subject to the following conditions: (i) no Event of Default shall have occurred and be continuing; (ii) the minimum amount of any LIBOR Rate Tranche shall be $100,000.00; (iii) the last day of any Interest Period shall not be subsequent in time to the Maturity Date; (iv) no LIBOR Rate Tranche shall be designated, redesignated or continued if Administrative Agent, on behalf of Lender, determines that by reason of circumstances affecting the interbank Eurodollar market either adequate or reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Interest Period, or it becomes impracticable for Lender to obtain funds (by purchasing U.S. dollars in the interbank Eurodollar market), or if as a result of any Regulatory Change, it shall become unlawful or impossible for Lender to maintain any such LIBOR Rate Tranche; and (v) there shall never be more than five (5) LIBOR Rate Tranches in effect at any one time hereunder.

III.    PAYMENTS.

3.1    Payment Schedule. This Note shall be due and payable as follows:

(a)    Commencing on the Payment Date of the first calendar month following the effective date hereof, and continuing thereafter on the Payment Date of each successive calendar month until the Original Maturity Date, Borrower shall pay Administrative Agent, on behalf of Lender, interest‑only payments equal to all then accrued but unpaid interest on the Outstanding Principal Balance;

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(b)    In the event that the Original Maturity Date is extended to the expiration of the First Extension Period pursuant to Section 3.9 hereof, then commencing on the Payment Date of the first calendar month following the Original Maturity Date and continuing thereafter on the Payment Date of each successive month during the First Extension Period until the Maturity Date, Borrower shall pay Administrative Agent, on behalf of Lender, successive monthly installments each in an amount equal to the sum of (i) a principal reduction payment in the amount of the Principal Reduction Amount, and (ii) all then accrued but unpaid interest on the Outstanding Principal Balance;

(c)    In the event that the Maturity Date is extended to the expiration of the Second Extension Period pursuant to Section 3.9 hereof, then commencing on the Payment Date of the first calendar month following the month of the expiration of the First Extension Period and continuing thereafter on the Payment Date of each successive month during the Second Extension Period until the Maturity Date, Borrower shall pay Administrative Agent, on behalf of Lender, successive monthly installments each in an amount equal to the sum of (i) a principal reduction payment in the amount of the Principal Reduction Amount, and (ii) all then accrued but unpaid interest on the Outstanding Principal Balance; and

(d)    The Outstanding Principal Balance and any and all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date or upon earlier maturity hereof, whether by acceleration or otherwise.

3.2    Application. All payments on this Note shall, at the sole option of Administrative Agent, on behalf of Lender, be applied at any time and from time to time and in any order, to the following: (a) the payment of accrued but unpaid interest hereon, (b) the payment or reimbursement of any expenses, costs or obligations then due and payable (other than the principal hereof and interest hereon) for which Borrower shall be obligated or Administrative Agent, on behalf of Lender, entitled pursuant to the provisions hereof or of the other Loan Documents, and (c) the payment of all or any portion of the Outstanding Principal Balance, in either the direct or inverse order of maturity; provided, however, that in the absence of a continuing Event of Default, any payment applied on account of principal shall first be applied to the Bank Rate Tranche and then to the LIBOR Rate Tranches.

3.3    Place. All payments hereunder shall be made to Administrative Agent, on behalf of Lender, at its offices located in Dallas County, Texas; at the address of Administrative Agent, on behalf of Lender, as specified herein; or as Administrative Agent, on behalf of Lender, may from time to time designate in writing to Borrower.

3.4    Business Days. If any payment of principal or interest on this Note shall become due and payable on any day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

3.5    Legal Tender. All amounts payable hereunder are payable in lawful money or legal tender of the United States of America.

3.6    Prepayment. Subject to the terms of this Section 3.6, Borrower shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof, but must also pay the amount of then accrued but unpaid interest on the amount of principal being so prepaid. Any such partial prepayments of principal shall be applied in inverse order of maturity to the last maturing installment(s) of principal. Notwithstanding anything to the contrary set forth in this Section 3.6, to the extent Borrower should attempt to effectuate a prepayment of all or any portion of a LIBOR Rate Tranche, then any such prepayment may be effectuated only contemporaneously with Borrower's payment to Administrative Agent, on behalf of Lender, of any sums due hereunder pursuant to Section 3.8 as a result of such prepayment. It is expressly agreed and understood that this Note does not evidence a revolving facility in that any amount so prepaid may not be readvanced.

3.7    Additional Amounts. Borrower shall pay directly to Administrative Agent, on behalf of Lender, from time to time such amounts as Administrative Agent, on behalf of Lender, may reasonably determine to be necessary to compensate Administrative Agent, on behalf of Lender, for any costs actually incurred which are solely attributable to its making or maintaining any Advance or its obligation to make any Advance or any reduction in any

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amount receivable by Administrative Agent, on behalf of Lender, with respect to any Advance or such obligation resulting from any Regulatory Change which:

(a)changes the basis of taxation of any taxes payable to Lender (other than (A) Indemnified Taxes, (B) taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes);

(b)imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

(c)imposes any other condition affecting the Loan Agreement, this Note or any of such extensions of credit or liabilities or commitments.
Notwithstanding the foregoing, Borrower shall not be responsible pursuant to this Section 3.7 for amounts incurred as a result of any Regulatory Change (i) which is applicable solely to Lender due to Lender being considered insolvent or in imminent danger of becoming insolvent or (ii) to the extent such amounts are not charged to similarly situated borrowers in connection with extensions of credit.
3.8    Compensation. Borrower shall pay directly to Administrative Agent, on behalf of Lender, from time to time such amounts as Administrative Agent, on behalf of Lender, may determine to be necessary to compensate Administrative Agent, on behalf of Lender, for any actual loss, cost or expense incurred by it as a direct result of any payment or prepayment of a LIBOR Rate Tranche for any reason (including, without limitation, the acceleration of the unpaid principal balance hereof pursuant to Section 4.2 hereof) occurring on a date other than the last day of the Interest Period for such LIBOR Rate Tranche.
3.9    Extension Option. Borrower shall have the right and option to extend the Original Maturity Date (a) to a date ending upon the expiration of the First Extension Period and (b) upon expiration of the First Extension Period, to a date ending upon the expiration of the Second Extension Period, in accordance with and subject to the terms and conditions of the Loan Agreement. Upon any extension of the Maturity Date of this Note, the terms and provisions of the Note shall be in full force and effect without any amendments or modifications thereto except as agreed to in writing by Borrower and Administrative Agent, on behalf of Lender, except for the payment of principal as provided in Subsections 3.1(b) and (c) hereof, plus accrued interest, shall continue to be due and payable as provided in such Section.

IV.    DEFAULT AND REMEDIES.

4.1    Default. Borrower shall be in default hereunder immediately upon the occurrence and during the continuance of an Event of Default.

4.2    Remedies. If an Event of Default shall occur and be continuing, then Administrative Agent, on behalf of Lender, may, at its option, without notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on, this Note immediately due and payable, foreclose all liens and security interests securing payment hereof, pursue any and all other rights, remedies and recourses available to Administrative Agent, on behalf of Lender, or pursue any combination of the foregoing. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative.

4.3    Waiver. Except as specifically provided in the Loan Documents, Borrower and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non‑payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Borrower and any endorsers or guarantors hereof agree (a) that the time for any payments hereunder may be extended from time to time without notice and consent, (b) to the acceptance of further collateral, and/or (c) the release of any existing collateral for the payment of this Note, all without in any manner affecting their

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liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Borrower under this Note or any endorser or guarantor hereof even though Borrower or such endorser or guarantor is not a party to such agreement.

4.4    No Waiver. Failure of Administrative Agent, on behalf of Lender, to exercise any of the options granted herein to Administrative Agent, on behalf of Lender, upon the happening of one or more of the events giving rise to such options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Administrative Agent, on behalf of Lender, of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Administrative Agent, on behalf of Lender, at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of Administrative Agent, on behalf of Lender.

4.5    Collection Costs. Borrower agrees to pay all costs of collection hereof when actually incurred, including reasonable attorneys' fees, whether or not any legal action shall be instituted to enforce this Note. Notwithstanding the foregoing, whenever the term "attorneys' fees" or "reasonable attorneys' fees" is used herein or in any other Loan Document, such term shall mean fees of Administrative Agent's outside counsel, on behalf of Lender, based on work actually completed at its standard hourly rates, notwithstanding any statutory presumption to the contrary.

4.6    Late Fee. In lieu of the interest on past‑due installments provided for in this Note, Administrative Agent, on behalf of Lender, may collect a late charge not to exceed five cents ($0.05) for each one dollar ($1.00) for each payment of interest, principal and, if applicable, any other sums due hereunder or under any of the other Loan Documents more than ten (10) days in arrears, to cover the extra expense involved in handling delinquent accounts, provided, that (a) should such late charge constitute interest under any applicable law, such late charge shall not, together with other interest to be paid, charged, contracted for, received or reserved against or taken on the indebtedness evidenced by this Note or indebtedness arising under any other Loan Documents, exceed the Maximum Lawful Rate, and (b) such late charge shall not apply to any failure to pay the Outstanding Principal Balance on the Maturity Date.

V.    MISCELLANEOUS.

5.1    Loan Documents. This Note is issued pursuant to the Loan Agreement and is secured, inter alia, by the Lien Instrument.

5.2    Notices. All notices or other communications required or permitted to be given pursuant hereto shall be in accordance with the provisions of the Loan Agreement.

5.3    GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN DALLAS COUNTY, TEXAS. Any action or proceeding under or in connection with this Note against Borrower or any other party ever liable for payment of any sums of money payable on this Note may be brought in any state or federal court in Dallas County, Texas. Borrower and each such other party hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

5.4    Interest Limitation. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and Lender at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on this Note or the indebtedness evidenced hereby and by the other Loan Documents (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If (a) the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note and the other Loan Documents, or (b) Lender's exercise of the option herein contained to accelerate the maturity of this Note or any

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prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that (i) all excess amounts theretofore collected by Lender be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Borrower), and (ii) the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance and detention of the indebtedness evidenced hereby and by the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as debt is outstanding. To the extent that Lender is relying on Chapter 303, as amended, of the Texas Finance Code to determine the Maximum Lawful Rate payable on such indebtedness, Lender will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge or receive a greater amount of interest than Texas law, Lender will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Lawful Rate under such Chapter 303, as amended, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the indebtedness evidenced hereby. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against this Note and/or any other indebtedness then owing by Borrower to Lender. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

5.5    Captions. The article and section headings used in this Note are for convenience of reference only and shall not affect, alter or define the meaning or interpretation of the text of any article or section contained in this Note.

5.6    WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF ANY OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY ADMINISTRATIVE AGENT OR LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS NOTE OR THE OTHER LOAN DOCUMENTS.

5.7    NO ORAL AGREEMENTS. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF BORROWER ADMINISTRATIVE AGENT AND LENDER AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF BORROWER, ADMINISTRATIVE AGENT OR LENDER. THERE ARE NO ORAL AGREEMENTS BETWEEN BORROWER, ADMINISTRATIVE AGENT OR LENDER. The provisions of this Note and the Loan Documents may be amended or revised only by an instrument in writing signed by Borrower, Administrative Agent, and Lender.

5.8    Exculpation. The provisions of Section 11.15 of the Loan Agreement are hereby incorporated by reference into this Lien Instrument to the same extent and with the same force as if fully set forth herein.

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PROMISSORY NOTE – PAGE 9

EXECUTED to be effective as of the date first above written.

BORROWER: BOP FIGAT7TH LLC, a Delaware limited liability company By: /s/ JASON KIRSCHNER Name:Jason Kirschner Title:Vice President, Finance

PROMISSORY NOTE – SIGNATURE PAGE